Exhibit 15

Horace Mann Educators Corporation

Springfield, Illinois

Re: Registration Statements on Form S-3 (No. 333-178898) and Form S-8 (No. 33-47066, No. 33-45152, No. 333-16473, No. 333-74686, No. 333-98917 and No. 333-171384)

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 9, 2012, related to our review of interim financial information for the period ended June 30, 2012.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

KPMG LLP

Chicago, Illinois

August 9, 2012